SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PROTEOSTASIS THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

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80 Guest Street

Suite 500

Boston, MA 02135

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2019 Annual Meeting of Stockholders of Proteostasis Therapeutics, Inc. will be held on Thursday, June 27, 2019, at 9:00 a.m. Eastern Time, at 80 Guest Street, First Floor, Event Room, Boston, MA 02135.

The purpose of the meeting is:

1.

to elect one director, Franklin M. Berger, CFA, to serve as a Class I director until the 2022 annual meeting of stockholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal; and

2.	to transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

The proposal for the election of director relates solely to the election of the Class I director nominated by the Board of Directors.

The Board of Directors has fixed the close of business on April 29, 2019 as the record date for determining stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We are mailing to our stockholders of record and beneficial owners as of the record date a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials and our 2018 Annual Report on Form 10-K. The Notice contains instructions on how to access those documents and to cast your vote via the Internet or by telephone. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2018 Annual Report on Form 10-K. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials and the 2018 Annual Report on Form 10-K by mail. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you are able to attend the meeting in person, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting, by submitting your proxy via the Internet or telephone as indicated on the proxy card or by signing, dating and returning the proxy card.

By Order of our Board of Directors,

Meenu Chhabra

President and Chief Executive Officer

Boston, Massachusetts

April 30, 2019

-i-

PROTEOSTASIS THERAPEUTICS, INC.

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 27, 2019

AT 9:00 AM

GENERAL INFORMATION

Our Board of Directors (the “Board of Directors”) has made this proxy statement (this “Proxy Statement”) and related materials available to you on the Internet, or at your request has delivered printed versions to you by mail, in connection with the solicitation of proxies by the Board of Directors for our 2019 Annual Meeting of Stockholders (the “Annual Meeting”), and any adjournment or postponement of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the record date identified below. The mailing of the Notice to our stockholders is scheduled to begin on or about May 17, 2019.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON JUNE 27, 2019:

This Proxy Statement, the accompanying proxy card or voting instruction card and our 2018 Annual Report on Form 10-K are available at www.proxydocs.com/pti.

In this Proxy Statement, the terms “Proteostasis,” “we,” “us,” and “our” refer to Proteostasis Therapeutics, Inc. The mailing address of our principal executive offices is Proteostasis Therapeutics, Inc., 80 Guest Street, Suite 500, Boston, Massachusetts 02135.

Explanatory Note

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), including reduced compensation disclosures. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) December 31, 2020; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Stockholders Entitled to Vote; Record Date

The Board of Directors set April 29, 2019 as the record date. All record holders of our common stock, par value $0.001 per share, as of the close of business on that date are entitled to vote. Each share of common stock is entitled to one vote. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder.

Outstanding Shares

As of April 12, 2019, there were 51,099,307 shares of common stock outstanding. None of our shares of undesignated preferred stock were outstanding as of April 12, 2019.

Quorum; Abstentions; Broker Non-Votes

Our By-laws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

Under our By-laws, any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Certificate of Incorporation or By-laws. Any election of directors by our stockholders shall be determined by a plurality of the votes properly cast on the election of directors. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have the effect of votes in opposition to such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power with respect to that particular item and has not received instructions from the beneficial owner.

If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposal 1 is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to Proposal 1, your broker may not vote for that proposal, and those votes will be counted as broker “non-votes.”

Voting

In Person

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you attend, you will be asked to present valid picture identification such as a driver’s license or passport. If your Proteostasis stock is held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and this Proxy Statement is being forwarded to you by your broker or nominee. As a result, your name does not appear on our list of stockholders. If your stock is held in street name, in addition to picture identification, you should bring with you a letter or account statement showing that you were the beneficial owner of the stock on the record date, in order to be admitted to the meeting. If you hold your shares through a bank or broker and wish to vote in person at the meeting, you must obtain a valid proxy from the firm that holds your shares.

By Proxy

If you do not wish to vote in person or will not be attending the meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested printed copies of the proxy materials by mail, you can vote by mailing your proxy as described in the proxy materials. You may also authorize another person or persons to act for you as proxy in a writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you. If you complete and submit your proxy before the meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the meeting.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Revocability of Proxy

You may revoke your proxy by (1) following the instructions on the Notice and entering a new vote by mail, over the Internet or by telephone before the Annual Meeting or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Secretary or sent to our principal executive offices at Proteostasis Therapeutics, Inc., 80 Guest Street, Suite 500, Boston, Massachusetts 02135, Attention: Secretary.

If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.

Expenses of Solicitation

Proteostasis is making this solicitation and will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet or by telephone, you are responsible for any access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies.

Procedure for Submitting Stockholder Proposals

Any stockholder proposal intended to be included in the proxy statement for the next annual meeting of our stockholders must also satisfy the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be received not later than February 28, 2020. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

Any stockholder proposals intended to be presented at the next annual meeting of our stockholders other than those to be included in our proxy materials following the procedures described in Rule 14a-8 must satisfy the requirements set forth in the advance notice provision under our By-laws. To be timely for our next annual meeting of stockholders, any such proposal must be delivered in writing to our Secretary at our principal executive offices no earlier than the close of business on February 28, 2020 (120 days prior to the first anniversary of our 2019 Annual Meeting) and no later than the close of business on March 27, 2020 (90 days prior to the first anniversary of our 2019 Annual Meeting). If the date of the next annual meeting of the stockholders is scheduled to take place before May 28, 2020 (30 days prior to the first anniversary of our 2019 Annual Meeting) or after August 26, 2020 (60 days after the first anniversary of our 2019 Annual Meeting), notice by the stockholder must be delivered no later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.

OVERVIEW OF PROPOSAL

This Proxy Statement contains a proposal requiring stockholder action. Proposal 1 requests the election of a director to the Board of Directors. This proposal is discussed in more detail in the pages that follow.

PROPOSAL 1

ELECTION OF DIRECTOR

The Board of Directors is divided into three classes. One class is elected each year at the annual meeting of stockholders for a term of three years. Vacancies on the Board of Directors are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by stockholders. A director elected by the Board of Directors to fill a vacancy in a class shall hold office for the remainder of the full term of that class, and until the director’s successor is duly elected and qualified or until his or her earlier resignation, death, or removal.

The term of the Class I directors is scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board of Directors’ nominee for election by the stockholders is the current Class I member: Franklin M. Berger, CFA. If elected, this nominee will serve as director until the annual meeting of stockholders in 2022 and until his successor is duly elected and qualified, or until his earlier death, resignation, or removal.

The names of and certain information about the directors in each of the three classes are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of a Class I director nominee to the Board of Directors. If a nominee should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate.

Nominee for Class I Director

The name and information of the nominee for Class I director as of April 12, 2019 is set forth below.

Name	Positions and Offices Held with Proteostasis	Director Since	Age
Franklin M. Berger, CFA	Director	2016	69

Directors Not Standing for Election or Re-Election

The names of and certain information as of April 12, 2019 about the members of the Board of Directors who are not standing for election or re-election at this year’s Annual Meeting are set forth below.

Name	Positions and Offices Held with Proteostasis	Director Since	Class and Year in Which Term Will Expire	Age
M. James Barrett, Ph.D.	Chairman of the Board of Directors	2015	Class I - 2019	76
Meenu Chhabra	President, Chief Executive Officer and Director	2014	Class II - 2020	46
Jeffery W. Kelly, Ph.D.	Director	2006	Class II - 2020	58
David Arkowitz	Director	2019	Class II - 2020	57
Kimberlee Cobleigh Drapkin, CPA	Director	2019	Class III - 2021	51
Emmanuel Dulac, PharmD, Ph.D.	Director	2019	Class III - 2021	49

Set forth below are the biographies of each director, as well as a discussion of the particular experience, qualifications, attributes, and skills that led our Board of Directors to conclude that each person nominated to serve or currently serving on our Board of Directors should serve as a director. In addition to the information presented below, we believe that each director meets the minimum qualifications established by the Nominating and Corporate Governance Committee of our Board of Directors.

M. James Barrett, Ph.D. Dr. Barrett has served on our Board of Directors since May 2015 and as Chairman since June 2016. Dr. Barrett notified us of his decision to retire from service on our Board of Directors following completion of his current term and will not stand for re-election at the Annual Meeting. Dr. Barrett was a general partner of New Enterprise Associates, Inc., or NEA, a venture capital fund, from 2001 to 2018. He serves on the boards of Clovis Oncology, Inc. (Nasdaq: CLVS), GlycoMimetics, Inc. (Nasdaq: GLYC) and Senseonics Holdings, Inc. (Nasdaq: SENS). He formerly served on the boards of, among others, Roka Bioscience, Inc. (Nasdaq: ROKA), CoGenesys Inc. (acquired by Teva Pharmaceutical Industries (Nasdaq: TEVA)), Iomai Corporation (acquired by Intercell AG (OTCBB: INRLF, INRLY)), MedImmune, Inc. (acquired by AstraZeneca plc (NYSE: AZN)), Pharmion Corp. (acquired by Celgene Corp. (Nasdaq: CELG)), Inhibitex, Inc. (Nasdaq: INHX, acquired by Bristol-Myers Squibb Company (NYSE: BMY)), Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), LOXO Oncology, Inc. (Nasdaq: LOXO), Zosano Pharma Corporation (Nasdaq: ZSAN), Cerecor, Inc. (Nasdaq: CERC), Galera Therapeutics, PhaseBio Pharmaceuticals Inc., Peptimmune, Inc. and Tarveda Therapeutics, Inc. Prior to NEA, Dr. Barrett served as Founder, Chairman and Chief Executive Officer of Sensors for Medicine and Science, Inc. (n/k/a Senseonics) and also led three NEA-funded companies, serving as Chairman and Chief Executive Officer of Genetic Therapy, Inc., President and Chief Executive Officer of Life Technologies, Inc. (acquired by Thermo Fisher Scientific, Inc. (NYSE:TMO)), which was formed through the merger of GIBCO Corporation and Bethesda Research Labs, Inc., where Dr. Barrett was President and Chief Executive Officer. Previously, he worked in various divisions of SmithKline and French (now GlaxoSmithKline Plc (NYSE: GSK)). Dr. Barrett received his Ph.D. in Biochemistry at the University of Tennessee, his M.B.A. from the University of Santa Clara, and a B.S. in Chemistry from Boston College. We believe that Dr. Barrett’s extensive venture capital industry experience and technical background, along with his service on the board of directors of a number of public and private biopharmaceutical companies make him qualified to serve as a member of our Board of Directors and its Chairman.

Franklin M. Berger, CFA. Mr. Berger joined our Board of Directors in February 2016. Mr. Berger is a consultant to biotechnology industry participants, including major biopharmaceutical firms, mid-capitalization biotechnology companies, specialist asset managers and venture capital companies, providing business development, strategic advisory, financing, partnering and royalty acquisition advice. Mr. Berger is also a biotechnology industry analyst with over 25 years of experience in capital markets and financial analysis. Mr. Berger worked at Sectoral Asset Management as a co-founder of the small-cap focused NEMO Fund from January 2007 through May 2008. From May 1998 to March 2003, he served at J.P. Morgan Securities, most recently as Managing Director, Equity Research and Senior Biotechnology Analyst. Previously, Mr. Berger served in similar capacities at Salomon Smith Barney and Josephthal & Co. Mr. Berger also serves on the boards of directors of ESSA Pharma, Inc. (Nasdaq: EPIX) and Kezar Life Sciences (Nasdaq: KZR), each of which is a public biotechnology company. Mr. Berger formerly served on the boards of Aurinia Pharmaceuticals, Inc. (Nasdaq: AUPH), BELLUS Health, Inc. (OTCPK: BLUSF), Five Prime Therapeutics, Inc. (Nasdaq: FPRX), Immune Design Corp. (Nasdaq: IMDZ), Seattle Genetics, Inc. (Nasdaq: SGEN) and Emisphere Technologies, Inc., BioTime, Inc. and VaxGen, Inc., each of which were public biopharmaceutical companies during Mr. Berger’s service as a director. Mr. Berger received a B.A. in International Relations and an M.A. in International Economics both from Johns Hopkins University and an M.B.A. from the Harvard Business School. He is also a Chartered Financial Analyst. We believe that Mr. Berger’s financial background and experience as an equity analyst in the biotechnology industry combined with his experience serving on the boards of directors of multiple public companies are important to our strategic planning and financing activities and make him qualified to serve as a member of our Board of Directors.

Meenu Chhabra. Ms. Chhabra has been serving as our President and Chief Executive Officer and a member of our Board of Directors since May 2014. From August 2007 to May 2014, Ms. Chhabra was President and Chief Executive Officer at Allozyne, Inc., a biopharmaceutical company. From December 2006 to August 2007, she served as Vice President of Business Development and Licensing at the Novartis Pharmaceuticals division of Novartis AG (NYSE: NVS). From July 2003 to November 2006, she served as Chief Business Officer at BioXell SpA, a spin-off from F. Hoffmann-LaRoche Ltd.’s Milan Research Institute (Italy), where she led corporate development and financing activities. Ms. Chhabra has also held management positions with Fresenius Kabi AG,

Warner-Lambert Company, LLC, and Bristol-Myers Squibb Company (NYSE: BMY). She obtained her M.B.A. from York University and her B.Sc. from the University of Toronto. We believe that Ms. Chhabra’s operational experience with our company gained from serving as our President, Chief Executive Officer and member of the Board of Directors, combined with her extensive experience in the biopharmaceutical industry qualify her to serve as a member of our Board of Directors.

Jeffery W. Kelly, Ph.D. Dr. Kelly, a co-founder of our company, has served on our Board of Directors since December 2006, when our company was founded. Since January 2019, he has served on the board of directors and as a scientist of The Scripps Research Institute in La Jolla, California. From September 2008 until 2019, he served as the Chairman of Molecular and Experimental Medicine and the Lita Annenberg Hazen Professor of Chemistry within the Skaggs Institute of Chemical Biology at The Scripps Research Institute. From August 2000 to December 2008, he served as Dean of Graduate Studies at The Scripps Research Institute, and from July 2000 to December 2006, he also served as Vice President of Academic Affairs. Dr. Kelly also co-founded FoldRx Pharmaceuticals, Inc. and Misfolding Diagnostics Inc. He received his Ph.D. in organic chemistry from the University of North Carolina at Chapel Hill. We believe that Dr. Kelly’s long history with our company and scientific and technical expertise make him qualified to serve as a member of our Board of Directors.

Kimberlee C. Drapkin, CPA. Ms. Drapkin has served as the Chief Financial Officer of Jounce Therapeutics, Inc. (Nasdaq: JNCE) since August 2015 and Treasurer since February 2013. From 2009 to August 2015, Ms. Drapkin was the owner of KCD Financial LLC, through which she served as Jounce Therapeutics’ interim Chief Financial Officer from 2012 to August 2015 and consulted for numerous biotechnology companies. Previously, Ms. Drapkin served as Chief Financial Officer of Predix Pharmaceuticals Holdings, Inc. from 2005 to 2006, and, after Predix was acquired by EPIX Pharmaceuticals, Inc., or EPIX, as Chief Financial Officer of EPIX from 2006 to 2009. From 1995 to 2005, Ms. Drapkin served in a variety of roles at Millennium Pharmaceuticals, Inc., (acquired by Takeda Pharmaceutical Company (NYSE: TAK)), including Director of Finance. Ms. Drapkin began her career at PricewaterhouseCoopers LLP, is a certified public accountant and holds a B.S. in accounting from Babson College. We believe that Ms. Drapkin’s extensive financial expertise within the pharmaceutical industry make her qualified to serve as a member of our Board of Directors.

Emmanuel Dulac, PharmD, Ph.D. Dr. Dulac has served as Chief Commercial Officer and Chief International Strategy at Alnylam Pharmaceuticals (Nasdaq: ALNY) since August 2016. Prior to Alnylam, Dr. Dulac was Senior Vice President, Global Head Rare Disease Business Unit, General Manager of United States Operations at Shire, plc (acquired by Takeda Pharmaceutical Company (NYSE:TAK)) from June 2014 to August 2016. Dr. Dulac held several leadership roles of increasing responsibility at Novartis (NYSE:NVS) from February 2006 to May 2014, including Vice President, Global Head Lung/Cystic Fibrosis. From August 2003 to February 2006, he served as Business Unit Lead for Cardiovascular Medicine at Abbott (NYSE:ABT). Dr. Dulac held several roles of increasing responsibility at Sanofi (Nasdaq:SNY) from October 1994 to August 2003, including Associate Director. Dr. Dulac earned a Doctorate in Pharmacology (PharmD, Ph.D.) from the University of Paris XI and IV and an M.B.A. from the ESSEC Business School in Paris. We believe that Dr. Dulac’s clinical development and commercial expertise, particularly in cystic fibrosis, make him qualified to serve as a member of our Board of Directors.

David Arkowitz. Mr. Arkowitz has served as the Chief Financial Officer of Flexion Therapeutics, Inc. (Nasdaq: FLXN) since May 2018. From September 2013 to May 2018, Mr. Arkowitz served as Chief Operating Officer and Chief Financial Officer at Visterra (acquired by Otsuka Pharmaceutical Co.), where he led the finance, business development, corporate planning and other functions. Mr. Arkowitz was Chief Financial Officer and General Manager at Mascoma Corporation from June 2011 to September 2013. Previously, Mr. Arkowitz served as Chief Financial Officer and Chief Business Officer at AMAG Pharmaceuticals (Nasdaq: AMAG), and Chief Financial Officer of Idenix Pharmaceuticals (acquired by Merck & Co., Inc. (NYSE: MRK). Prior to Idenix, Mr. Arkowitz spent more than 13 years at Merck & Co., Inc. where he held roles of increasing responsibility, including Vice President and Controller of the U.S. Human Health division and Controller of the Global Research and Development division, and Chief Financial Officer of the Canadian subsidiary. Mr. Arkowitz serves on the board of directors and as chair of the audit committee of Spring Bank Pharmaceuticals (Nasdaq: SBPH). Mr. Arkowitz earned a B.A. in Mathematics from Brandeis University and an M.B.A. in Finance from Columbia University Business School. We believe that Mr. Arkowitz’s extensive financial and operational life sciences experience make him qualified to serve as a member of our Board of Directors.

Vote Required and Board of Directors’ Recommendation

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the Annual Meeting. Broker non-votes and proxies marked to withhold authority with respect to the Class I director will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

The proposal for the election of director relates solely to the election of the Class I director nominated by the Board of Directors.

The Board of Directors recommends that stockholders vote FOR the election of the Class I director nominee listed above.

MATTERS RELATED TO INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP has audited our financial statements for the fiscal years ended December 31, 2014, 2015, 2016, 2017 and 2018. We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

PricewaterhouseCoopers LLP Fees

The following table sets forth fees billed for professional audit services and other services rendered to us by PricewaterhouseCoopers LLP, an independent registered public accounting firm, for the fiscal years ended December 31, 2018 and 2017.

	Fiscal 2018	Fiscal 2017
Audit Fees	$1,003,000	$727,300
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	2,756	3,299

Total	$1,005,756	$730,599

Audit Fees. Audit fees consist of fees billed for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements, including the registration statement for our follow-on public offering and our at-the-market offering program. Included in the 2018 Audit Fees is $320,000 of fees billed in connection with our at-the-market offering program and our follow-on offering that closed in October 2018. Included in the 2017 Audit Fees is $120,000 of fees billed in connection with our follow-on public offering that closed in December 2017.

Audit-Related Fees. Audit-related fees consist of fees billed by PricewaterhouseCoopers LLP for financial due diligence services. There were no such fees incurred in 2018 and 2017.

Tax Fees. We did not incur any tax fees from PricewaterhouseCoopers LLP for 2018 and 2017.

All Other Fees. All other fees consist of licenses for PricewaterhouseCoopers LLP’s online accounting research tool and quarterly periodic disclosure checklists.

Pre-Approval of Audit and Non-Audit Services

Our Board of Directors and Audit Committee have adopted a policy that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be approved in advance by our Audit Committee.

TRANSACTION OF OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 12, 2019, for: each person known to us to be the beneficial owner of more than five percent of our outstanding common stock; each of our named executive officers; each of our directors; and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by a footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 51,099,307 shares of our common stock outstanding as of April 12, 2019. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days of April 12, 2019, including upon the exercise of stock options. These stock options shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

Name and Address of Beneficial Owner(1)	Number	Percent
5% Stockholders
Entities affiliated with Wellington Management Group LLP(2)	6,231,005	12.2%
Entities affiliated with New Enterprise Associates, Inc.(3)	5,556,778	10.9%
Entities affiliated with 1Globe Capital LLC(4)	4,178,778	8.2%
Entities affiliated with Prudential Financial, Inc.(5)	3,735,894	7.3%
Entities affiliated with Great Point Partners, LLC(6)	3,045,423	6.0%
Entities affiliated with BlackRock, Inc.(7)	2,920,723	5.7%
Entities affiliated with Perrigo Science One Ltd.(8)	2,908,067	5.7%
Named Executive Officers and Directors
Meenu Chhabra(9)	878,767	1.7%
Named Executive Officers – Current Executive Officers
Po-Shun Lee, M.D.(10)	213,023	*
Benito Munoz, M.Sc., Ph.D.(11)	167,865	*
Other Directors
Franklin M. Berger, CFA(12)	387,060	*
Jeffery W. Kelly, Ph.D.(13)	237,184	*
M. James Barrett, Ph.D.(14)	120,898	*
David Arkowitz(15)	7,650	*
Kimberlee C. Drapkin, CPA(16)	7,650	*
Emmanuel Dulac, PharmD, Ph.D. (17)	7,650	*
All directors and executive officers as a group (12 persons)(18)	2,312,889	4.4%

*	Indicates beneficial ownership of less than one percent.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Proteostasis Therapeutics, Inc., 80 Guest Street, Suite 500, Boston, MA 02135.
(2)

Based solely on Amendment No. 1 to Schedule 13G filed with the SEC by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP on February 12, 2019. Each of Wellington Management Group LLC, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP is deemed to be the beneficial owner with shared voting power with respect to 5,710,017 shares and shared dispositive power with respect to 6,231,005 shares, and Wellington Management Company LLP has shared voting power with respect to 5,710,017 shares and shared dispositive power with respect to 5,791,131 shares. The principal business address for each of these entities is 280 Congress Street, Boston, Massachusetts 02210.
(3)

Consists of (i) 5,554,610 shares of common stock held by New Enterprise Associates 12, Limited Partnership (“NEA 12”), and (ii) 2,168 shares of common stock held by NEA Ventures 2008, L.P. (“Ven 2008”). Peter J. Barris, Forest Baskett, Patrick J. Kerins and Scott D. Sandell (collectively, the “Managers”) are the managers of NEA 12 GP, LLC (“NEA 12 LLC”), the sole general partner of NEA Partners 12, Limited Partnership (“NEA Partners 12”), the sole general partner of NEA 12. The Managers, NEA 12 LLC, and NEA Partners 12 share voting and dispositive power with regard to the shares of the securities directly held by NEA 12. The shares directly held by Ven 2008 are indirectly held by Karen P. Welsh, the general partner of Ven 2008. Each indirect holder of these shares disclaims his, her or its beneficial ownership in the securities held by NEA 12 and Ven 2008, as applicable, except to the extent of his, her or its pecuniary interest therein, if any. The address for the funds affiliated with New Enterprise Associates Inc. is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093. The information set forth above is based on Amendment No. 2 to Schedule 13D filed with the SEC by NEA 12 on December 21, 2017.

(4)

Based solely on Amendment No. 1 to Schedule 13G filed with the SEC by 1Globe Capital LLC (“1Globe”) on March 18, 2019, consists of 4,178,778 shares of common stock held by 1Globe with sole voting and dispositive power. The address for 1Globe is One International Place, Suite 4420, Boston, MA 02110.

(5)

Based solely on Amendment No. 3 to Schedule 13G filed with the SEC by Prudential Financial, Inc. (“Prudential”) on January 31, 2019 and Amendment No.3 to Schedule 13G filed with the SEC by Jennison Associates LLC (“Jennison”) on February 1, 2019, Prudential and Jennison have shared voting and dispositive power with respect to 3,733,664 shares of common stock held by Jennison. Prudential is a Parent Holding Company and the indirect parent of Jennison, who are the beneficial owners of the foregoing securities. Prudential has the sole voting and dispositive power with respect to 2,230 shares of common stock held by Quantitative Management Associates LLC, a subsidiary of Prudential, who are the beneficial owners of the foregoing securities. The address for Prudential Financial, Inc. is 751 Broad Street, Newark, New Jersey 07102-3777.

(6)

Based solely on Amendment No. 1 to Schedule 13G filed with the SEC by Great Point Partners, LLC (“Great Point”) on February 14, 2019, consists of 3,045,423 shares of common stock held by entities affiliated with Great Point. Biomedical Value Fund, L.P. (“BVF”) is the record owner of 925,808 of such shares (the “BVF Shares”), Biomedical Offshore Value Fund, Ltd. (“BOVF”) is the record owner of 1,196,851 of such shares (the “BOVF Shares”) and GEF-SMA, LP (“GEF-SMA”) is the record owner of 922,764 of such shares (the “GEF-SMA Shares”). Great Point is the investment manager of BVF, BOVF and GEF-SMA, and by virtue of such status may be deemed to be the beneficial owner of the BVF Shares, BOVF Shares and the GEF-SMA Shares. Each of Jeffrey R. Jay, M.D., as senior managing member of Great Point, and David Kroin, as special managing member of Great Point, have voting and investment power with respect to the BVF Shares, the BOVF Shares and the GEF-SMA Shares, and therefore may be deemed to be the beneficial owner of the BVF Shares, the BOVF Shares and the GEF-SMA Shares. Notwithstanding the above, Great Point, Dr. Jay and Mr. Kroin disclaim beneficial ownership of the BVF Shares, the BOVF Shares and the GEF-SMA Shares described above, except to the extent of their respective pecuniary interests. The address for all Great Point reporting persons is 165 Mason Street, 3rd Floor, Greenwich, CT 06830.

(7)

Based solely on a Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 8, 2019, consists of 2,920,723 shares of common stock held by BlackRock with sole voting power over 2,882,273 shares and sole dispositive power over 2,920,723 shares on behalf of the following subsidiaries: BlackRock Advisors, LLC, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., and BlackRock Investment Management, LLC. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(8)

Based solely on Amendment No. 1 to Schedule 13G filed with the SEC by Perrigo (as defined below) on February 13, 2017, consists of 2,908,067 shares of common stock beneficially held with shared voting and dispositive power by several reporting persons that are affiliates of Perrigo Science One Ltd. (collectively,

“Perrigo”). The address for all Perrigo reporting persons is Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland.
(9)

Consists of (i) 798,152 shares of common stock underlying options that are exercisable as of April 12, 2019 or will become exercisable within 60 days after such date, and (ii) 80,615 shares of common stock.

(10)

Consists of (i) 194,596 shares of common stock underlying options that are exercisable as of April 12, 2012 or will become exercisable within 60 days after such date, and (ii) 18,427 shares of common stock.

(11)

Consists of (i) 152,426 shares of common stock underlying options that are exercisable as of April 12, 2019 or will become exercisable within 60 days after such date, and (ii) 15,439 shares of common stock.

(12)

Consists of (i) 120,898 shares of common stock underlying options that are exercisable as of April 12, 2019 or will become exercisable within 60 days after such date, and (ii) 266,162 shares of our common stock.

(13)

Consists of (i) 102,411 shares of common stock, and (ii) 134,773 shares of common stock underlying options that are exercisable as of April 12, 2019 or will become exercisable within 60 days after such date, each held directly by Jeffery W. Kelly. Dr. Kelly is currently a scientist and board member of The Scripps Research Institute, which holds 26,933 shares of common stock. Dr. Kelly disclaims beneficial ownership of the shares held by The Scripps Research Institute except to the extent of his pecuniary interest arising as a result of his employment by The Scripps Research Institute.

(14)	Consists of 120,898 shares of common stock underlying options that are exercisable as of April 12, 2019 or will become exercisable within 60 days after such date.
(15)	Consists of 7,650 shares of common stock underlying options that are exercisable as of April 12, 2019 or will become exercisable within 60 days after such date.
(16)	Consists of 7,650 shares of common stock underlying options that are exercisable as of April 12, 2019 or will become exercisable within 60 days after such date.
(17)	Consists of 7,650 shares of common stock underlying options that are exercisable as of April 12, 2019 or will become exercisable within 60 days after such date.
(18)	Consists of 1,774,025 shares of common stock underlying options that are exercisable as of April 12, 2019 or will become exercisable within 60 days after such date.

EXECUTIVE OFFICERS

The following table identifies our executive officers and sets forth their current position(s) at Proteostasis and their ages as of April 12, 2019.

Name	Age	Position(s)
Executive Officers:
Meenu Chhabra	46	President, Chief Executive Officer and Director (Principal Executive Officer)
Geoffrey S. Gilmartin, M.D., M.M.Sc.	51	Chief Medical Affairs Officer
Po-Shun Lee, M.D.	49	Executive Vice President and Chief Medical Officer
Benito Munoz, M.Sc., Ph.D.	57	Chief Scientific Officer
Marija Zecevic, Ph.D.	45	Chief Commercial Officer
Sheila Wilson	61	Chief Operating Officer

You should refer to “Proposal 1: Election of Director” above for information about our President and Chief Executive Officer, Meenu Chhabra. Biographical information for our other executive officers, as of April 12, 2019, is set forth below.

Geoffrey S. Gilmartin, M.D., M.M.Sc. Dr. Gilmartin has been serving as our Chief Medical Affairs Officer since February 2019 and served as our Chief Development Officer from August 2016 to February 2019. From January 2014 to August 2016, he held positions of increasing responsibility at AstraZeneca plc (NYSE:AZN), and most recently served as senior medical lead in global medicines development for the benralizumab Phase 3 program in severe asthma. From January 2011 to January 2014, he held positions of increasing responsibility at Vertex Pharmaceuticals Incorporated (Nasdaq:VRTX) including serving as medical lead for the Kalydeco® (ivacaftor) clinical development program, spearheading the initiation of Phase 3 trials to support label expansion studies for the drug. In addition to his leadership positions in the life sciences industry, Dr. Gilmartin is an attending physician in the intensive care unit at Beth Israel Deaconess Medical Center and formerly served as director of the BIDMC Sleep Disorders Center and on its pulmonary leadership team. Dr. Gilmartin received a B.A. in History from Dartmouth College, a M.D. from Brown University School of Medicine and a Master of Medical Science in clinical research from Harvard Medical School.

Po-Shun Lee, M.D. Dr. Lee has been serving as our Executive Vice President since December 2015 and Chief Medical Officer since May 2015. He previously served as our Senior Vice President, Clinical Development from May 2015 to December 2015 and as our Vice President, Clinical Development from November 2014 to May 2015. From February 2013 to November 2014, he served as Translational Medicine Expert at the Novartis Institute for Biomedical Research. From August 2010 to January 2013, Dr. Lee served as the Associate Medical Director at Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) where he supported the clinical development and registration of Kalydeco® and led a CFTR corrector program to positive proof-of-concept. From May 2005 to August 2010, Dr. Lee served as a physician-scientist at the Brigham and Women’s Hospital/Harvard Medical School. He received a B.A. in Biology from the Johns Hopkins University and an M.D. from the University of Pennsylvania.

Benito Munoz, M.Sc., Ph.D. Dr. Munoz has been serving as our Chief Scientific Officer since March 2017, having served as our Executive Vice President, Drug Discovery from September 2016 to March 2017. Previously, Dr. Munoz served as our Senior Vice President, Drug Discovery from December 2015 to August 2016 and as our Vice President, Medicinal Chemistry from November 2013 to December 2015. From February 2009 to November 2013, he served as the Director of Medicinal Chemistry, Molecular Libraries Probe Productions Center Network, at the Broad Institute, a biomedical research institute affiliated with Harvard University and the Massachusetts Institute of Technology. In his role at the Broad Institute, Dr. Munoz was responsible for designing and implementing a phenotypic screening platform to identify active molecules within Broad’s collection of small molecules which generated potent hits with a therapeutic potential in neglected diseases. From October 1999 to October 2008, he served in a number of positions of increasing responsibility at Merck & Co. (NYSE: MRK), most recently as a Director of Research Laboratories at Merck & Co.’s Boston, Massachusetts laboratories. He formerly served on the board of Karyopharm Therapeutics, Inc. (Nasdaq: KPTI). Dr. Munoz received his Ph.D. in Organic Chemistry from the University of Toronto and an M.Sc. in Chemistry from Brock University. He also completed postdoctoral training at the Scripps Research Institute.

Marija Zecevic, Ph.D. Dr. Zecevic has been serving as our Chief Commercial Officer since February 2019, and previously served as our Chief Operating Officer from February 2018 to February 2019. Previously, Dr. Zecevic served as our Chief Business Officer from March 2017 to February 2018 and Vice President of Business Development from August 2016 to March 2017. From April 2009 to July 2016, she served as Founder and Managing Director of Zebra Ventures Srl., which firm provided business development consulting services for Proteostasis from August 2014 to July 2016. During her tenure as the Managing Director, she also served as the Founder and Coordinator of the Industry Liaison Office of the Italian Cystic Fibrosis Foundation and as the Acting Head of Business Development of Allozyne Inc. Prior to joining Zebra Ventures Srl., Dr. Zecevic served as the Business Development Manager of BioXell SpA (SWX: BXLN) from October 2005 to March 2009 and as Staff Scientist from March 2003 to September 2005. Dr. Zecevic received a B.S. in Molecular Biology from the University of Belgrade in Serbia, a Ph.D. in Biochemistry from the Institute of Physiology at the University of Zurich, Switzerland, and a Masters in International Healthcare Management, from the Bocconi School of Management in Milan, Italy.

Sheila Wilson, Ms. Wilson has served as our Chief Operating Officer since February 2019, and previously served as our Senior Vice President, Clinical Development Operations from February 2018 to February 2019 and as Vice President, Clinical Operations from October 2016 to February 2018. Prior to joining Proteostasis,

Ms. Wilson served as Vice President, Global Clinical Operations at Synta Pharmaceuticals (acquired by Madrigal Pharma (Nasdaq:MDGL)) from February 2015 to July 2016. Ms. Wilson was Vice President, Global Clinical Operations at Vertex Pharmaceuticals Incorporated (Nasdaq:VRTX) from March 2010 to October 2013 where she was responsible for managing clinical timelines, risk management, and resource and budget management for a diversified portfolio as part of global clinical operations. From 1986 to 2007, Ms. Wilson held roles of increasing responsibility at Pfizer Pharmaceuticals, Inc. (NYSE:PFE), including Vice President, US Medical Operations in which she led a team of approximately 170 medical operations professionals and supported business strategies across diversified therapeutic areas. Ms. Wilson received a B.S. in Nursing (BSN) at City University NY Lehman College and a M.B.A. in Pharmaceutical Marketing from Saint Joseph’s University, Philadelphia, PA.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions since January 1, 2018, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, director nominees, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Participation in our Follow-On Offering

Certain of our 5% stockholders purchased an aggregate of 4,161,342 shares of our common stock in our October 2018 follow-on public offering at the public offering price of $6.75 per share.

Great Point Partners, LLC	2,962,962
Wellington Management Company, LLP	1,175,180
Jennison Associates LLC	23,200

Total	4,161,342

Stockholders’ Agreement

In connection with our private placements, we and certain holders of our common stock entered into a stockholders’ agreement pursuant to which these stockholders will have, among other things, registration rights under the Securities Act of 1933, as amended, with respect to common stock they hold.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers, the form of which is attached as an exhibit to our annual report filed on Form 10-K for the fiscal year ended December 31, 2018. The indemnification agreements and our amended and restated Certificate of Incorporation and amended and restated By-laws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Procedures for Related Party Transactions

We have a written policy that requires all transactions between us and any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our Audit Committee. Any request for such a transaction must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

Prior to our Board of Directors’ consideration of a transaction with a related person, the material facts as to the related person’s relationship or interest in the transaction are disclosed to our Board of Directors, and the transaction is not approved by our Board of Directors unless a majority of the directors approved the transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Eric B. Rabinowitz (a former member of our Board of Directors who resigned effective January 31, 2019) and Jeffery W. Kelly, Ph.D. served as members of our Compensation Committee from July 2017 until the resignation of Mr. Rabinowitz. Since February 1, 2019, Kimberlee C. Drapkin, CPA and Dr. Kelly are serving as members of our Compensation Committee. No member of the Compensation Committee was an employee or officer of the company during 2018, a former officer of the company, or had any other relationships with us requiring disclosure herein. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of our outstanding common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on review of the copies of such reports related to the year ended December 31, 2018, we believe that all such reports were made on a timely basis.

CORPORATE GOVERNANCE

Board and Committee Matters

Board Leadership and Independence. Our Board of Directors has determined that all members of the Board of Directors, except Ms. Chhabra, are independent, as determined in accordance with the rules of The Nasdaq Stock Market. In making such independence determination, the Board of Directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that the Board of Directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our Board of Directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers.

The positions of our Chairman of the Board of Directors (“Chairman of the Board”) and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to the position in the current business environment, as well as the commitment required to serve as our Chairman of the Board, particularly as the Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. Our Board of Directors believes its administration of its risk oversight function has not affected its leadership structure. Although our By-laws do not require our Chairman of the Board and Chief Executive Officer positions to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time.

Code of Business Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The current version of the Code of Business Conduct and Ethics is available on our website (www.proteostasis.com) under the Investors & Media tab, under the sub-tab “Corporate Governance.” A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, upon a request directed to: Proteostasis Therapeutics, Inc., 80 Guest Street, Suite 500, Boston, MA 02135 Attention: Secretary. We intend to disclose any amendment or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, or principal accounting officer, or persons performing similar functions, by posting such information on our website and/or in our public filings with the SEC.

Corporate Governance Guidelines. The Board of Directors has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, Nasdaq and our certificate of incorporation and By-laws. Our corporate governance guidelines are available in the corporate governance section of our website under the “Investors & Media” tab. Although these corporate governance guidelines have been approved by the Board of Directors, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the Board of Directors at any time as it deems appropriate.

Board Meetings and Committees. In 2018, our Board of Directors held six meetings, our Audit Committee held four meetings, our Compensation Committee held two meetings and our Nominating and Corporate Governance Committee held one meeting. The directors regularly hold executive sessions at meetings of the Board of Directors. During 2018, each of our incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all committees of the Board of Directors on which such director served (during the period that such director served). Continuing directors and nominees for election as directors in a given year are required to attend the annual meeting of stockholders, barring significant commitments or special circumstances. Ms. Chhabra, Mr. Berger and Dr. Kelly from our Board of Directors attended our annual meeting of stockholders held in 2018.

Stockholder Communications. Any stockholder wishing to communicate with our Board of Directors, a particular director or the chair of any committee of the Board of Directors may do so by sending written correspondence to our principal executive offices, to the attention of the Chair, Nominating and Corporate Governance Committee. All such communications will be delivered to the Board of Directors or the applicable director or committee chair.

During 2018, our Board of Directors had three standing committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee. During 2018, the Audit Committee consisted of Mr. Rabinowitz (Chair), Mr. Berger and Dr. Barrett. Mr. Rabinowitz resigned as a director from our Board of Directors effective January 31, 2019 and was replaced by Ms. Drapkin as the chair of the Audit Committee effective February 1, 2019. Dr. Barrett will not stand for re-election as a director at the Annual Meeting and his service will cease on the date of the Annual Meeting. Our Board of Directors has determined that each member of the Audit Committee is “independent” for Audit Committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq Stock Market rules, and has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Our Board of Directors has designated Ms. Drapkin as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•

reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending based upon its review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;

•	discussing all matters required to be discussed pursuant to applicable accounting rules with our independent registered public accounting firm;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing quarterly earnings releases and scripts.

The Audit Committee held four meetings during 2018. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market. A copy of the Audit Committee charter is available on our website at www.proteostasis.com under the “Investors & Media” tab, under the sub-tab “Corporate Governance.”

Compensation Committee. During 2018, the Compensation Committee consisted of Mr. Rabinowitz and Dr. Kelly. Mr. Rabinowitz resigned as a director from our Board of Directors effective January 31, 2019. As of and since February 1, 2019, Ms. Drapkin and Dr. Kelly have served as the members of the Compensation Committee, with Dr. Kelly serving as Chair. Our Board of Directors has determined that each member of the Compensation Committee is “independent” as defined in the applicable Nasdaq Stock Market rules. The Compensation Committee’s responsibilities include:

•	annually reviewing, and recommending for approval by the Board of Directors, the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•

evaluating the Chief Executive Officer’s performance in light of such goals and objectives and recommending for approval by the Board of Directors the compensation of our Chief Executive Officer in light of such evaluation;

•	annually reviewing, and recommending for approval by the Board of Directors, the goal and performance setting methodology for all company employees;

•	reviewing and approving the compensation of all other executive officers based on performance against the approved goals;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other adviser retained by the Compensation Committee;

•	conducting an independence assessment with respect to any compensation consultant, legal counsel or other adviser retained by the Compensation Committee;

•	reviewing and recommending to our Board of Directors for approval the compensation of our directors;

•	reviewing and approving grants and awards under incentive-based compensation and equity-based plans, consistent with the terms of such plans; and

•	reviewing and discussing with management the compensation disclosure to be included in our annual proxy statement or annual report on Form 10-K.

The Compensation Committee held two meetings during 2018. The Compensation Committee operates under a written charter adopted by the Board of Directors, which is available on our website at www.proteostasis.com under the “Investors & Media” tab, under the sub-tab “Corporate Governance.”

Nominating and Corporate Governance Committee. Dr. Barrett, Mr. Berger and Dr. Kelly serve on the Nominating and Corporate Governance Committee, which is chaired by Mr. Berger. Dr. Barrett will not stand for re-election as a director at the Annual Meeting and his service will cease on the date of the Annual Meeting. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined in the applicable Nasdaq Stock Market rules. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board of Directors criteria for Board of Directors and committee membership;

•	establishing procedures for identifying and evaluating Board of Directors candidates, including nominees recommended by stockholders;

•	reviewing the size and composition of the Board of Directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the Board of Directors’ committees;

•	developing and recommending to the Board of Directors a set of corporate governance guidelines;

•	reviewing and discussing with the Board of Directors corporate succession plans for the chief executive officer and other key officers;

•	developing a mechanism by which violations of the code of business conduct and ethics can be reported in a confidential manner; and

•	overseeing the evaluation of the Board of Directors and management.

The Nominating and Corporate Governance Committee held one meeting during 2018. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, which is available on our website at www.proteostasis.com under the “Investors & Media” tab, under the sub-tab “Corporate Governance.”

The Nominating and Corporate Governance Committee considers candidates for Board of Director membership suggested by its members and the Chief Executive Officer. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board of Directors. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described later in this Proxy Statement under the heading “Stockholder Recommendations.” The Nominating and Corporate Governance Committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our By-laws relating to stockholder nominations as described later in this Proxy Statement under the heading “Stockholder Recommendations.”

Identifying and Evaluating Director Nominees. The Board of Directors is responsible for selecting its own members. The Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board of Director’s approval as director nominees for election to the Board of Directors.

Minimum Qualifications. The Nominating and Corporate Governance Committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the Board of Director’s selection as nominees for the Board of Directors and as candidates for appointment to the Board of

Director’s committees. The nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other nominees to the Board of Directors, in collectively serving the long-term interests of the stockholders.

In evaluating proposed director candidates, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board of Directors membership approved by the Board of Directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, factors such as character, integrity, judgment, diversity and length of service, his or her independence and the needs of the Board of Directors.

Stockholder Recommendations. Stockholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the individual’s name and qualifications to our Secretary at Proteostasis Therapeutics, Inc., 80 Guest Street, Suite 500, Boston, MA 02135, who will forward all recommendations to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications. The Board of Directors provides to every securityholder the ability to communicate with the Board of Directors, as a whole, and with individual directors on the Board of Directors through an established process for securityholder communication. For a securityholder communication directed to the Board of Directors as a whole, securityholders may send such communication to the attention of the Chairman of the Board via U.S. Mail or Expedited Delivery Service to: Proteostasis Therapeutics, Inc., 80 Guest Street, Suite 500, Boston, MA 02135, Attn: Chairman of the Board.

For a securityholder communication directed to an individual director in his or her capacity as a member of the Board of Directors, securityholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Proteostasis Therapeutics, Inc., 80 Guest Street, Suite 500, Boston, MA 02135, Attn: [Name of Individual Director].

We will forward by U.S. Mail any such securityholder communication to each director, and the Chairman of the Board in his or her capacity as a representative of the Board of Directors, to whom such securityholder communication is addressed to the address specified by each such director and the Chairman of the Board, unless there are safety or security concerns that mitigate against further transmission.

Risk Oversight. Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of the committees of our Board of Directors also oversees the management of our risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Principal Financial Officer reports to the Audit Committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our Audit Committee meets privately with representatives from our independent registered public accounting firm, and privately with our Principal Financial Officer. The Audit Committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our Board of Directors regarding these activities.

Audit Committee Report

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing. The Audit Committee operates under a written charter approved by the Board of Directors, which provides that its responsibilities include the oversight of the quality of our financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation, and oversight of our independent registered public accounting firm, PricewaterhouseCoopers LLP, including reviewing their independence; reviewing and approving the planned scope of our annual audit; reviewing and pre-approving any non-audit services that may be performed by PricewaterhouseCoopers LLP; the oversight of our internal audit function; reviewing with management and our independent registered public accounting firm the adequacy of internal financial controls; and reviewing our critical accounting policies and estimates and the application of accounting principles generally accepted in the United States of America.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for our internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. PricewaterhouseCoopers LLP is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s main responsibility is to monitor and oversee this process.

The Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2018, with management. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committee, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

The Audit Committee considered any fees paid to PricewaterhouseCoopers LLP for the provision of non-audit related services and does not believe that these fees compromise PricewaterhouseCoopers LLP’s independence in performing the audit.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

THE AUDIT COMMITTEE

Kimberlee C. Drapkin, CPA

M. James Barrett, Ph.D.

Franklin M. Berger, CFA

EXECUTIVE COMPENSATION

Compensation Overview

This compensation discussion, which should be read together with the compensation tables set forth below, provides information regarding our executive compensation program for our named executive officers for 2018, who are Meenu Chhabra, our President and Chief Executive Officer, Po-Shun Lee, M.D., our Executive Vice President and Chief Medical Officer, and Benito Munoz, M.Sc., Ph.D., our Chief Scientific Officer. We refer to these three individuals as our named executive officers.

Our executive compensation program is administered by our Compensation Committee in consultation with our Board of Directors. The key objectives of our executive compensation program are (1) to attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage our business; (2) to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and (3) to align the interests of our executive officers and our stockholders through short- and long-term incentive compensation programs. For our executive officers, these short- and long-term incentives are designed to accomplish these objectives by providing a significant correlation between our results of operations and their total compensation.

Setting Executive Compensation

Our Compensation Committee is responsible for reviewing and determining the compensation of our executive officers, and, with respect to our Chief Executive Officer, recommending compensation for determination by the full Board of Directors. We have not adopted any formal guidelines for allocating total compensation between long-term and short-term compensation, cash compensation and non-cash compensation, or among different forms of non-cash compensation.

Role of the Compensation Committee

The Compensation Committee, which is comprised entirely of independent directors, reviews and approves, or with respect to our Chief Executive Officer, recommends to the full Board of Directors for approval, the compensation packages for our named executive officers, including an analysis of all elements of compensation separately and in the aggregate.

In reviewing and approving, or making recommendations with respect to, these matters, our Compensation Committee considers such matters as it deems appropriate, including our financial and operating performance, the alignment of the interests of our executive officers and our stockholders and our ability to attract and retain qualified and committed individuals, as well as each executive officer’s performance, experience, responsibilities and the compensation of executive officers in similar positions at comparable companies. In determining its recommendations for the appropriate compensation levels for our Chief Executive Officer, the Compensation Committee meets outside the presence of all our executive officers. With respect to the compensation levels of all other executive officers, the Compensation Committee meets outside the presence of all executive officers except our Chief Executive Officer. Our Chief Executive Officer annually reviews the performance of each of the other named executive officers with the Compensation Committee.

Role of Compensation Consultant

In connection with our executive compensation review, in 2018 we engaged Radford, an Aon Hewitt company (“Radford”), an independent executive compensation consultant, to provide guidance with respect to the development and implementation of our compensation programs.

Our Compensation Committee charter requires that its compensation consultants be independent of company management. During 2018, Radford did not provide services to us other than the services described in this Proxy

Statement. Under its charter, our Compensation Committee is responsible for performing an annual assessment of any compensation consultants’ independence to determine whether the consultants are independent. Our Compensation Committee has determined that Radford is independent and that their work has not raised any conflicts of interest.

Elements of Compensation

Base Salary

Our Compensation Committee reviews the base salaries of our executive officers, including our named executive officers, from time to time and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion) and market conditions.

Annual Incentive Bonuses

We believe that a significant portion of our executives’ compensation should be based on the attainment of business goals recommended by the Compensation Committee and approved by the Board of Directors. Accordingly, each of our named executive officers was eligible to receive a bonus with respect to 2018 based upon the achievement of corporate performance goals, including those related to achievement of topline data from PTI-428, PTI-801 and the Company’s proprietary combination therapies, achievement of regulatory milestones for PTI-428, initiatives to improve corporate culture and the extension of the cash runway. The Compensation Committee recommended and the Board of Directors approved achievement at a 100% level for corporate performance goals for 2018. Based on the achievement of 100% of the corporate performance goals for 2018, the Compensation Committee recommended and the Board of Directors approved payment of bonuses at the 100% achievement level for the named executive officers.

Equity-Based Compensation

Equity-based compensation is an integral part of our overall compensation program. Providing named executive officers with the opportunity to create significant wealth through stock ownership is a powerful tool to attract and retain highly qualified executives, achieve strong long-term stock price performance and align our executives’ interests with those of our stockholders. In addition, equity awards are subject to vesting over time, subject to continued employment with the company, and this vesting feature contributes to executive retention. We have historically granted equity awards to our employees, including our named executive officers, in the form of options to purchase shares of our common stock.

2018 Summary Compensation Table

The following table presents information regarding the total compensation awarded to or earned by our named executive officers during the fiscal years indicated.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Option Awards(2) ($)	Total ($)
Meenu Chhabra	2018	515,000	257,500	516,770	1,289,270
President and Chief Executive Officer	2017	500,000	150,000	1,133,730	1,783,730
Po-Shun Lee, M.D.	2018	360,706	126,247	160,815	647,768
Executive Vice President and Chief Medical Officer	2017	350,201	83,347	349,522	783,070
Benito Munoz, M.Sc., Ph.D.	2018	349,040	128,228	169,414	646,682
Chief Scientific Officer	2017	335,500	79,850	299,734	715,084

(1)

Amounts represent bonuses earned with respect to 2017 and 2018, which were paid in 2018 and 2019, respectively. Cash bonuses for 2018 were paid pursuant to our 2018 Bonus Plan and were based upon the factors described under “Annual Cash Bonuses” above. Bonuses for 2017 were paid pursuant to our 2017 Bonus Plan and were based upon the achievement of corporate performance goals, including those related to discovery of a new chemical series, achievement of topline data from PTI-428, data on patients from the PTI-801 trial, the work performed on the Company’s proprietary combination trials and the execution of a follow-on financing as well as individual performance within each named executive officer’s area of responsibility. The 2017 bonus was paid solely in the form of restricted stock units (“RSUs”), which vested in full on February 1, 2019, in lieu of cash. The number of RSUs were determined by dividing the 2017 cash bonus amount for each executive by the Company’s closing stock price on February 1, 2018.

(2)

Amounts represent the aggregate grant-date fair value of option awards granted to our named executive officers in the year indicated, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 excluding any estimates of forfeitures related to service-based vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see Note 2 to our financial statements for the year ended December 31, 2018. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting or exercise of the applicable awards.

Narrative Disclosure to Summary Compensation Table

Employment Arrangements with our Named Executive Officers

We have entered into an employment agreement with each of our named executive officers. Except as noted below, these employment agreements provide for “at will” employment.

On October 21, 2016, the Company entered into amended and restated employment agreements with Meenu Chhabra, our President and Chief Executive Officer, and Po-Shun Lee, M.D., our Executive Vice President and Chief Medical Officer. On October 17, 2016, we entered into an employment agreement with Dr. Munoz, M.Sc., Ph.D., our Chief Scientific Officer. We refer to the employment agreements as the “Agreements.”

The Agreements provide for an annual base salary, which is subject to annual review by the Compensation Committee or the Board of Directors (Ms. Chhabra’s current annual base salary is $539,600, Dr. Lee’s current annual base salary is $360,706, and Dr. Munoz’s current annual base salary is $362,877). In addition, each named executive officer is eligible for an annual incentive bonus pursuant to the Company’s Senior Executive Cash Incentive Bonus Plan (Ms. Chhabra is currently eligible for an annual bonus targeted at 50% of her base salary, and Drs. Lee and Munoz are currently eligible for an annual bonus targeted at 40% of their base salary). Each named executive officer is eligible to participate in the employee benefit plans generally available to our full-time employees, subject to the terms of those plans.

Pursuant to the Agreements, in the event that a named executive officer’s employment is terminated by us without cause (as defined in the Agreements) or a named executive officer terminates his or her employment with us for good reason (as defined in the Agreements), in either case prior to a change in control (as defined in the Agreements) or at any time after the 12-month anniversary of a change in control, the named executive officer will be entitled to receive: (i) base salary continuation for 12 months (in the case of Ms. Chhabra), nine months (in the case of Dr. Lee), or six months (in the case of Dr. Munoz) following termination, (ii) a monthly cash payment in an amount equal to the monthly contribution that the Company would have made to provide health insurance to the named executive officer had the named executive officer remained employed until the earlier of 12 months (in the case of Ms. Chhabra), nine months (in the case of Dr. Lee), or six months (in the case of Dr. Munoz) following the date of termination or the date the named executive officer becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA and (iii) on the date that is 35 days after the date of termination, the portion of any outstanding equity grants subject to time-based vesting that would have vested in the 12 months (in the case of Ms. Chhabra), nine months (in the case of Dr. Lee), or six months (in the case of Dr. Munoz) following the date of termination had the named executive officer remained employed will accelerate and vest. In the event that a named executive officer obtains employment during the period during which he or she is receiving severance payments, any remaining severance payments will be reduced by the amount of any cash compensation received by the named executive officer pursuant to such employment during the severance period. In the event that a named executive officer’s employment is terminated by us without cause, or a named executive officer terminates his or her employment with us for good reason, in either case within 12 months following change in control, the named executive officer will be entitled to receive: (i) base salary continuation for 18 months (in the case of Ms. Chhabra) or 12 months (in the case of Drs. Lee and Munoz) following termination, (ii) a monthly cash payment in an amount equal to the monthly contribution that the Company would have made to provide health insurance to the named executive officer had the named executive officer remained employed by the Company until the earlier of 18 months (in the case of Ms. Chhabra) or 12 months (in the case of Drs. Lee and Munoz) following the date of termination or the date the named executive officer becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA and (iii) on the date that is 35 days after the date of termination, acceleration of 100% of the equity awards held by the named executive officer that are subject to time-based vesting. Receipt of the severance payments and benefits described above is conditioned upon the named executive officer entering into and not revoking a separation agreement with us, including a general release of claims. In addition, the named executive officers have entered into an Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreements that contain, among other things, non-competition and non-solicitation provisions that apply during the term of the named executive officer’s employment and for 12 months thereafter. In the event that Dr. Lee’s or Dr. Munoz’s employment is terminated by us without cause or by such named executive officer for good reason, the restrictive covenants applicable to the named executive officer will apply for nine months (in the case of Dr. Lee) or for six months (in the case of Dr. Munoz), rather than 12 months, following termination.

Outstanding Equity Awards at 2018 Fiscal Year-End Table

The following table presents the outstanding equity awards held by each of our named executive officers as of December 31, 2018.

		Option Awards			Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options(1) (#) Exercisable	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested
Meenu Chhabra	5/19/2014	360,068	—	3.36	6/6/2024	—	—
	9/2/2015	90,089	20,786	14.71	10/8/2025	—	—
	2/10/2016	111,967	50,894	8.00	2/10/2026	—	—
	3/8/2017	98,438	126,562	7.56	4/3/2027	—	—
	2/1/2018	—	240,800	3.11	3/1/2028	—	—
	—	—	—	—	—	46,875	151,875
Po-Shun Lee, M.D.	11/24/2014	24,976	—	11.03	6/29/2025	—	—
	6/30/2015	24,283	3,468	11.03	6/29/2025	—	—
	2/10/2016	68,699	31,227	8.00	2/10/2026	—	—
	3/8/2017	30,363	39,037	7.56	4/3/2027	—	—
	2/1/2018	—	74,800	3.11	3/1/2028	—	—
	—	—	—	—	—	26,046	84,389
Benito Munoz, M.Sc., Ph.D.	11/18/2013	22,201	—	3.36	6/6/2024	—	—
	2/10/2016	61,034	27,742	8.00	2/10/2026	—	—
	3/8/2017	26,031	33,469	7.56	4/3/2027	—	—
	2/1/2018	—	78,800	3.11	3/1/2028	—	—
	—	—	—	—	—	24,953	80,848

(1)

Each stock option was granted pursuant to our 2008 Equity Incentive Plan or our 2016 Stock Option and Incentive Plan. The shares of common stock underlying these stock options vest over a four-year period, with 25% of the shares vesting upon the completion of one year of service measured from the vesting commencement date, and the balance vesting in 12 successive equal quarterly installments upon the completion of each additional three-month period of service thereafter.

(2)	Represented RSUs granted in lieu of 2017 cash bonuses, which vested in full on February 1, 2019.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk-taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on our company.

Rule 10b5-1 Sales Plans

Our policy governing transactions in our securities by directors, officers and employees permits our officers, directors and certain other persons to enter into trading plans complying with Rule 10b5-1 under the Exchange Act. Generally, under these trading plans, the individual relinquishes control over the transactions once the trading plan is put into place. Accordingly, sales under these plans may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving our company.

Compensation Committee Report

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

The Compensation Committee reviewed and discussed the disclosure included in the Executive Compensation section of this Proxy Statement with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the disclosure included in the Executive Compensation section be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Kimberlee C. Drapkin, CPA

Jeffery W. Kelly, Ph.D.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2018:

	Number of securities to be issued upon exercise of outstanding options (a)		Weighted average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders(1)	3,158,676	(2)	$5.93	1,323,221	(3)
Equity compensation plans not approved by security holders	—		—	—

Totals	3,158,676			1,323,221

(1)

Consists of the Company’s 2008 Equity Incentive Plan (the “2008 Plan”), the Company’s 2016 Stock Option and Incentive Plan (the “2016 Plan”) and the Company’s 2016 Employee Stock Purchase Plan (the “2016 ESPP”).

(2)	Consists of shares underlying outstanding options under the 2008 Plan and the 2016 Plan.
(3)

Consists of shares available under the 2016 Plan and the 2016 ESPP. This does not include 1,524,252 shares added to the 2016 Plan and 138,757 shares added to the 2016 ESPP pursuant to their terms on January 1, 2019.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation awarded to or earned by our non-employee directors for service as directors during 2018. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our Board of Directors during 2018. We reimburse non-employee directors for reasonable travel expenses. Ms. Chhabra, our Chief Executive Officer, receives no compensation for her service as a director, and, consequently, is not included in this table. The compensation received by Ms. Chhabra as an employee during 2018 is presented in the “2018 Summary Compensation Table” earlier in this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
M. James Barrett, Ph.D.	71,000	32,663	—		103,663
Franklin M. Berger, CFA	50,000	32,663	—		82,663
Jeffery W. Kelly, Ph.D.	43,500	32,663	50,000	(2)	126,163
Eric B. Rabinowitz(3)	44,167	97,989	—		142,156

(1)

Amounts represent the aggregate grant-date fair value of option awards granted to our directors in 2018, computed in accordance with FASB ASC Topic 718 excluding any estimates of forfeitures related to service-based vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see Note 2 to our financial statements for the year ended December 31, 2018. These amounts do not correspond to the actual value that may be recognized by the directors upon vesting of the applicable awards. The aggregate number of unexercised option awards outstanding for each director at December 31, 2018 is as follows:

Director	Unexercised Option Awards
M. James Barrett, Ph.D.	124,723
Franklin M. Berger, CFA	124,723
Jeffery W. Kelly, Ph.D.	138,598
Eric B. Rabinowitz(3)	45,900

(2)	Represents an annual consulting fee for service on our scientific advisory board.
(3)

Mr. Rabinowitz resigned as a director effective January 31, 2019. Prior to April 5, 2018, Mr. Rabinowitz had waived his compensation for services as a director since he was not permitted to accept compensation under his then-current employer’s policies. On June 15, 2018, Mr. Rabinowitz was granted the annual option to purchase 15,300 shares of common stock that non-employee directors are granted and was granted an additional option to purchase 30,600 shares of common stock (representing the amount Mr. Rabinowitz would have received as an initial grant for joining the Board) in recognition of the work Mr. Rabinowitz undertook in 2018 as Chair of both the Audit and Compensation Committees for which he was not compensated.

In December 2015, our Board of Directors adopted a non-employee director compensation policy, which became effective on February 10, 2016 and which was amended on February 1, 2018, that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high-caliber non-employee directors. Under this policy, all non-employee directors will be paid cash compensation as set forth below, prorated based on days of service during a calendar year:

Annual Retainer ($)
Board of Directors:
All non-employee members	35,000
Additional retainer for Non-Executive Chairperson	25,000
Audit Committee:
Chairperson	15,000
Non-Chairperson members	7,500
Compensation Committee:
Chairperson	10,000
Non-Chairperson members	5,000
Nominating and Corporate Governance Committee:
Chairperson	7,500
Non-Chairperson members	3,500

Effective February 1, 2018, under the policy, each new non-employee director who is initially appointed or elected to our Board of Directors is eligible to receive a one-time equity award of an option to purchase 30,600 shares of our common stock or a stock option with a grant date fair value of $125,459, whichever has a lower value as determined by the Board of Directors, which option vests in equal quarterly installments over a period of three years following the grant date, subject to the director’s continued service on our Board of Directors. Effective February 1, 2018, on the date of each annual meeting of our stockholders, each continuing non-employee director is eligible to receive an annual equity award with of an option to purchase 15,300 shares of our common stock or a stock option with a grant date fair value of $62,730, whichever has a lower value, as determined by the Board, which option vests in equal quarterly installments over a period of one year following the grant date. Our non-employee directors may also be granted such additional stock options in such amounts and on such dates as our Board of Directors may recommend. All of the foregoing options are granted with an exercise price per share equal to the reported closing price on the date of grant, or the preceding business day if there are not market quotations on such date, and will accelerate and vest in full upon a sale of the Company.

We have also agreed to reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending Board of Directors and committee meetings.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement, and Annual Report on Form 10-K for the year ended December 31, 2018, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at 80 Guest Street, Suite 500, Boston, MA 02135, Attention: Secretary or call us at (617) 225-0096, or to our transfer agent by email at info@amstock.com, through their website at http://www.amstock.com/proxyservices/requestmaterials.asp or by phone 888-Proxy-NA (888-776-9962) or 718-921-8562 for international callers. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

NO INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled “Audit Committee Report” or “Compensation Committee Report” to the extent permitted by the rules of the SEC will not be deemed incorporated, unless specifically provided otherwise in such filing. In addition, references to our website (www.proteostasis.com) are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this Proxy Statement. Information on our website, other than our Proxy Statement, Notice of Annual Meeting of Stockholders and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

ANNUAL MEETING OF PROTEOSTASIS THERAPEUTICS, INC.

Date:	Thursday June 27, 2019
Time:	9:00 A.M. (Eastern Time)
Place:	80 Guest Street, First Floor, Event Room, Boston, MA 02135

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The Board of Directors Recommends a Vote FOR the director nominee listed in proposal 1.

1:	To elect one Class I director named below to hold office until the 2022 Annual Meeting of Stockholders.
Nominee:
(1) Franklin M. Berger, CFA

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Annual Meeting of Proteostasis Therapeutics, Inc.

to be held on Thursday June 27, 2019

for Holders as of April 29, 2019

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	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Meenu Chhabra and Janet L. Smart, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Proteostasis Therapeutics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

PROXY TABULATOR FOR PROTEOSTASIS THERAPEUTICS, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903